EXHIBIT 8(b)(2)

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                                   SCHEDULE A
                            TO SUBCUSTODIAN AGREEMENT
                      BETWEEN BROWN BROTHERS HARRIMAN & CO.
                            AND THE BANK OF NEW YORK

     The fee pursuant to Section X shall be $25.00 for each transfer of a security into or out of the Subcustodian account.



                                       Dated: January 30, 1979

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